							Filed under Rule 424(b)(3), Registration Statement No. 333-253293
			Pricing Supplement No. 17 - Dated Monday, September 20, 2021 (To: Prospectus Dated February 19, 2021 and Prospectus Supplement Dated February 19, 2021)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TYH9	100%	0.750%			Fixed	1.700%	Semi-Annual	9/20/2023	3/20/2022	$8.03	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/20/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.450% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.450% to the public offering price, thereby not retaining any portion of the discount as compensation.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TYJ5	100%	1.700%			Fixed	2.400%	Semi-Annual	9/20/2026	3/20/2022	$11.33	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/20/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.000% to the public offering price, thereby not retaining any portion of the discount as compensation.

Trade Date: Monday, September 27, 2021 @ 12:00 PM ET
Settlement Date: Thursday, September 30, 2021
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
	DTC Number 0235 via RBC Dain Rauscher Inc.	Ford Credit Notes - Series B $3,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 2-19-21 and Prospectus Supplement Dated: 2-19-21
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.
Ford Credit Notes - Series B